Exhibit 10.1

EXECUTION VERSION

PREFERRED STOCK PURCHASE AGREEMENT

by and between

ARDMORE SHIPPING CORPORATION

and

ARF INNOVATION, LLC

Dated as of June 3, 2021

PREFERRED STOCK PURCHASE AGREEMENT

PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 3, 2021, by and between (i) Ardmore Shipping Corporation, a Marshall Islands corporation (the “Company”), and (ii) ARF Innovation, LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS

WHEREAS, the Company has deemed it advisable and in its best interests to issue and sell to the Purchaser, and the Purchaser has deemed it advisable and in its best interest to purchase from the Company, up to 40,000 shares of 8.5% Cumulative Redeemable Perpetual Preferred Stock – Series A, par value US$1.00 per share, liquidation preference US$1,000 per share (the “Preferred Stock”), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings specified or referred to in this Section 1.1:

“Additional Share Purchase Notice” has the meaning specified in Section 2.1(b).

“Additional Shares” has the meaning specified in Section 2.1(b).

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning specified in the Preamble.

“Anti-Money Laundering Laws” has the meaning specified in Section 3.1(q).

“Ardmore Element 1 Ventures” means Ardmore Element 1 Ventures LLC, a Delaware limited liability company.

“Ardmore Element 1 Ventures Agreement” means that certain limited liability company agreement of Ardmore Element 1 Ventures, substantially in the form attached hereto as Exhibit A, by and between (i) Ardmore Energy Transition Ventures, and (ii) the Purchaser, each as a member, as the same may be amended, supplemented or otherwise modified from time to time.

“Ardmore Energy Transition Ventures” means Ardmore Energy Transition Ventures Ltd., an exempt company incorporated and existing under the laws of Bermuda.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company.

“Business Day” means any day other than Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in The State of New York are authorized or required by law or other governmental action to close.

“Claims” has the meaning specified in Section 7.1(a).

“Closing” means the First Closing and the Second Closing, or either of them as the case may be.

“Closing Date” means the First Closing Date and the Second Closing Date, or either of them as the case may be.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, US$0.01 par value per share, of the Company.

“Company” has the meaning specified in the Preamble.

“Element 1” means Element 1 Corp., an Oregon corporation.

“Element 1 Anti-Dilution Stock Warrant Agreement” means that certain anti-dilution stock warrant agreement, substantially in the form attached hereto as Exhibit B, between (i) Element 1, as corporation, and (ii) Ardmore Element 1 Ventures, as holder, pursuant to which Element 1 shall grant to Ardmore Element 1 Ventures, during the period stated therein, the Element 1 Anti-Dilution Warrant, as the same may be amended, supplemented or otherwise modified from time to time.

“Element 1 Anti-Dilution Warrant” means that certain warrant granted by Element 1 to Ardmore Element 1 Ventures to purchase from Element 1, from time to time, by payment of cash at a price of US$0.01 per share up to a certain number of fully paid and nonassessable Warrant Shares (as defined in the Element 1 Anti-Dilution Stock Warrant Agreement) of Element 1, pursuant to, and evidenced by, the Element 1 Anti-Dilution Stock Warrant Agreement.

“Element 1 Joint Venture Documents” means that certain limited liability company agreement of e1 Marine, substantially in the form attached hereto as Exhibit C, (the “e1 Marine Joint Venture Agreement”) by and among e1 Marine, as company, the Purchaser, as member, Ardmore E1 Marine Ventures Limited, an Irish private company limited, as member, and Element 1 Marine Holding Company, LLC, an Oregon limited liability company, as member, (and acknowledged and agreed by the Company, Maritime Partners, LLC, a Delaware limited liability company, and Element 1) and all Key Agreements (as defined in the e1 Marine Joint Venture Agreement) substantially in the forms attached hereto as Exhibit C, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Element 1 Shares” means 581,795 shares of common stock, $0.001 par value per share of Element 1 to be purchased by Ardmore Element 1 Ventures pursuant to the Element 1 Stock Purchase Agreement.

“Element 1 Stock Purchase Agreement” means that certain common stock purchase agreement, dated as of the date hereof and substantially in the form attached hereto as Exhibit D, by and among (i) Element 1, as company, (ii) Ardmore Element 1 Ventures, as purchaser, and (iii) the Company pursuant to which Ardmore Element 1 Ventures shall agree to purchase and Element 1 shall agree to sell and issue to Ardmore Element 1 Ventures the Element 1 Shares for payment of (a) Four Million Dollars (US$4,000,000.00) and (ii) 950,000 shares of fully paid, non-assessable shares of common stock of the Company, as the same may be amended, supplemented or otherwise modified from time to time.

“Element 1 Stock Warrant Agreement” means that certain stock warrant agreement, substantially in the form attached hereto as Exhibit E, between (i) Element 1, as corporation, and (ii) Ardmore Element 1 Ventures, as holder, pursuant to which Element 1 shall grant to Ardmore Element 1 Ventures, during the period stated therein, the Element 1 Warrant, as the same may be amended, supplemented or otherwise modified from time to time.

“Element 1 Warrant” means that certain warrant granted by Element 1 to Ardmore Element 1 Ventures to purchase from Element 1, from time to time, by payment of cash at a price of US$34.89 per share up to 286,582 fully paid and nonassessable shares of the common stock of Element 1, pursuant to, and evidenced by, the Element 1 Stock Warrant Agreement.

“Enforceability Exceptions” has the meaning specified in Section 3.1(e).

“Environmental Laws” has the meaning specified in Section 3.1(m).

“EU” has the meaning specified in Section 3.1(r).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“e1 Marine” means e1 Marine LLC, a Delaware limited liability company.

“First Closing” has the meaning specified in Section 2.3(a).

“First Closing Date” has the meaning specified in Section 2.3(a).

“Governmental Body” means any foreign, federal, state, local or other government, governmental, statutory or administrative authority or regulatory body, self-regulatory organization or any court, tribunal or judicial or arbitral body.

“Indemnified Person” has the meaning specified in Section 7.1(a).

“Information” means all information received from the Company or its Affiliates or representatives relating to the Company or any of its subsidiaries or any of their respective businesses, other than any such information that is available to the Purchaser on a nonconfidential basis prior to disclosure by the Company or any of its subsidiaries. Any Person required to maintain the confidentiality of Information as provided in Section 5.4 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

“Initial Shares” has the meaning specified in Section 2.1(a).

“Investor Rights Agreement” means that certain investor rights agreement, substantially in the form attached hereto as Exhibit F, by and among (i) Element 1, as company, (ii) Ardmore Element 1 Ventures, as investor, and (iii) the parties listed on Exhibit A thereto, as key holders, as the same may be amended, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect, or any development involving a prospective material adverse effect, on the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

“OFAC” has the meaning specified in Section 3.1(r).

“OFSI” has the meaning specified in Section 3.1(r).

“Operative Document” has the meaning specified in Section 3.1(gg).

“Party” means each of the Company and the Purchaser.

“Person” means any individual, partnership, corporation, limited liability company, association, joint venture, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“PFIC” has the meaning specified in Section 3.1(dd).

“Pledge Agreement” means that certain pledge agreement, substantially in the form attached hereto as Exhibit G, by and between (i) Ardmore Element 1 Ventures, as pledgor, and (ii) the Purchaser, as pledgee, pursuant to which Ardmore Element 1 Ventures shall collaterally assign to the Purchaser, and grant to the Purchaser a security interest in, all of Ardmore Element 1 Ventures’s right, title and interest in and to all of the Collateral (as defined therein), including the Element 1 Anti-Dilution Warrant and the Element 1 Shares, as the same may be amended, supplemented or otherwise modified from time to time.

“Preferred Stock” has the meaning specified in the Recitals.

“Proceedings” has the meaning specified in Section 3.1(k).

“Purchase Price” has the meaning specified in Section 2.1(a).

“Purchaser” has the meaning specified in the Preamble.

“QEF Election” has the meaning specified in Section 5.5(c).

“Registrar” means the Registrar of Corporations of the Republic of the Marshall Islands.

“Registration Rights Agreement” means that certain registration rights agreement, substantially in the form attached hereto as Exhibit H, by and between (i) the Company, as company, and (ii) the Purchaser, as investor, pursuant to which the Company shall grant to the Purchaser certain registration rights as set forth therein, as the same may be amended, supplemented or otherwise modified from time to time.

“Responsible Officer” means the chief executive officer or chief financial officer, in each case, of the Company. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

“Sanctions” has the meaning specified in Section 3.1(r).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning specified in Section 3.1(a).

“Second Closing” has the meaning specified in Section 2.3(b).

“Second Closing Date” has the meaning specified in Section 2.3(b).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning specified in Section 2.1(b).

“Statement of Designation” means the Statement of Designation of the Preferred Stock adopted by the Board of Directors of the Company and duly filed with the Registrar on or before the First Closing Date, substantially in the form attached hereto as Exhibit I.

“Tax” means any tax, fee, levy, duty, tariff, impost, and other similar charge imposed by any Governmental Body, including any tax or other similar charge on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, excise, withholding or backup withholding, ad valorem, stamp, transfer or value added tax; digital services tax; business privilege tax; license, registration and documentation fee; and customs duty, tariff and similar charge; in each case, together with any interest, penalty or addition to tax imposed by any Governmental Body in respect thereof.

“Tax Return” means any return, report, election, claims for refund, declaration of estimated Taxes and information statement, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with any Governmental Body.

“Transaction Document Trigger Event Agreement” means that certain transaction document trigger event agreement, dated as of the date hereof, from the Company and acknowledged and agreed by the Purchaser, as the same may be amended, supplemented or otherwise modified from time to time.

“Transaction Documents” means this Agreement, including all Exhibits and Schedules hereto, the Ardmore Element 1 Ventures Agreement, the Element 1 Anti-Dilution Stock Warrant Agreement, the Element 1 Joint Venture Documents, the Element 1 Stock Purchase Agreement, the Element 1 Stock Warrant Agreement, the Investor Rights Agreement, the Pledge Agreement, the Registration Rights Agreement, the Statement of Designation, the Transaction Document Trigger Event Agreement and each of the other agreements or instruments entered into or executed by the Parties hereto in connection with the closing of the transactions contemplated by the foregoing.

“transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any securities beneficially owned by such Person; provided that, notwithstanding anything to the contrary in this Agreement, a transfer shall not include the redemption or other acquisition of shares of Preferred Stock by the Company.

“UNSC” has the meaning specified in Section 3.1(r).

“2020 Annual Report” has the meaning specified in Section 3.1(k).

1.2 Interpretation.

(a)	In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words in the plural include the singular;

(ii) reference to any gender includes the other gender;

(iii) the word “including” (and with correlative meaning “include”) means “including but not limited to” or “including without limitation”;

(iv) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and reference in any Section or definition to any clause means such clause of such Section or definition;

(v) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vi) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(vii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(viii) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”; and

(ix) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

(b)

This Agreement was negotiated by the Parties with the benefit of legal representation, and no rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall apply to any construction or interpretation hereof. Subject to Section 9.6, this Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof.

ARTICLE II

PURCHASE AND ISSUANCE OF PREFERRED STOCK

2.1 Purchase and Issuance of Preferred Stock.

(a)

At the First Closing, upon and subject to the terms and conditions set forth in this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 25,000 shares of Preferred Stock (the “Initial Shares”) at a purchase price equal to $1,000.00 per share (the “Purchase Price”).

(b)

If the Purchaser chooses to purchase additional shares of Preferred Stock (which notwithstanding anything to the contrary in this Agreement shall at all times be in and subject to the Purchaser’s sole and absolute discretion), at the Second Closing, upon and subject to the terms and conditions set forth in this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, such number of additional shares of Preferred Stock, not to exceed 15,000 shares of Preferred Stock, specified in writing to the Company (the “Additional Share Purchase Notice”) at the Purchase Price (the “Additional Shares” and together with the Initial Shares, the “Shares”). The Second Closing Date (if applicable) shall be on or before July 15, 2021 (or such later date as agreed to in writing by the Company and the Purchaser).

2.2 Use of Proceeds. The Company shall use the proceeds from the sale of the Initial Shares to pay a portion of the purchase price of the Element 1 Shares, and shall use the remaining proceeds from the sale of the Shares for general corporate purposes.

2.3 The Closings.

(a)

The closing of the purchase of the Initial Shares (the “First Closing”) will take place as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, but in no event shall occur later than June 30, 2021 or such later date as agreed to in writing by the Company and the Purchaser (the date and time of delivery and payment for the Initial Shares being herein called the “First Closing Date”).

(b)

The closing of the purchase of the Additional Shares (the “Second Closing”), if applicable, will take place on the third Business Day after the date of the Additional Share Purchase Notice provided to the Company and as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, but in no event shall occur later than July 15, 2021 or such later date as agreed to in writing by the Company and the Purchaser (the date and time of delivery and payment for the Additional Shares being herein called the “Second Closing Date”).

(c)

At each Closing, the Company shall issue and deliver to the Purchaser one or more stock certificates, duly executed by the Company and registered in the Company’s stock ledger, or appropriate evidence of a book entry transfer, in the Purchaser’s name, representing the number of Shares of Preferred Stock being purchased by the Purchaser at such Closing.

(i) As payment in full for the Initial Shares, at the First Closing the Purchaser shall pay to the Company, by wire transfer to an account specified by the Company, in immediately available funds, an amount equal to the aggregate Purchase Price for the Initial Shares (which amount shall be US$25,000,000).

(ii) As payment in full for the Additional Shares, at the Second Closing (if applicable) the Purchaser shall pay to the Company, by wire transfer to an account specified by the Company, in immediately available funds, an amount equal to the product of (x) the number of Additional Shares specified in the Additional Share Purchase Notice and (y) the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Representations and Warranties of the Company. As an inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants, as of the date hereof and as of each Closing Date, as follows:

(a)

(i) Each document, if any, filed pursuant to the Exchange Act (the “SEC Documents”) prior to the First Closing or the Second Closing (if applicable) complied when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the SEC thereunder, (ii) each SEC Document at the time of filing of each such document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) each applicable SEC Document complies in all material respects with the Securities Act and the applicable rules and regulations of the SEC thereunder.

(b)	The Company is not an “ineligible issuer” in connection with the offering pursuant to Rule 405 under the Securities Act.

(c)

The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the Republic of the Marshall Islands, has the corporate power and authority to own its property and to conduct its business as described in the SEC Documents and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

(d)

Each subsidiary of the Company, including Ardmore Energy Transition Ventures, has been duly incorporated or formed, is validly existing as a corporation or other entity in good standing (to the extent that such concept is recognized or applicable under the laws of its respective jurisdiction of incorporation or organization, as applicable) under the laws of the jurisdiction of its incorporation or organization, has the corporate or other power and authority to own its property and to conduct its business as described in the SEC Documents and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except as otherwise disclosed in the SEC Documents.

(e)

This Agreement and each other Transaction Document has been duly authorized, executed and delivered by the Company and any Affiliate of the Company party thereto and is the valid and binding agreement of the Company and any Affiliate of the Company party thereto enforceable against the Company and any Affiliate of the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

(f)	The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the SEC Documents.

(g)	The shares of Common Stock outstanding as of the date hereof have been duly authorized and are validly issued, fully paid and non-assessable.

(h)	The Shares have been duly authorized by the Company and upon the payment of the Purchase Price pursuant to Section 2.3, the Shares will be validly issued, fully paid and non-assessable.

(i)

The execution and delivery by the Company and any Affiliate of the Company of, and the performance by the Company and any Affiliate of the Company of its obligations under, this Agreement, including the issuance and sale of the Preferred Stock hereunder, and each of the other Transaction Documents to which the Company or any Affiliate thereof is a party, will not contravene any provision of: (i) the Articles of Incorporation or by-laws (or the equivalent governing documents) of the Company, any Affiliate of the Company or their respective subsidiaries,

(ii) any agreement or other instrument binding upon the Company, any Affiliate of the Company or any of their respective subsidiaries, or (iii) any judgment, order or decree of any Governmental Body, agency or court having jurisdiction over, or any law applicable to, the Company, any Affiliate of the Company or any of their respective subsidiaries, except with respect to clause (ii) as would not, individually or in the aggregate, have a Material Adverse Effect, and no consent, approval, authorization or order of, or qualification with, any third party, Governmental Body or agency, is required for the performance by the Company, any Affiliate of the Company or any of their respective subsidiaries of its obligations under this Agreement and each of the other Transaction Documents, except such as may be required by the U.S. securities laws or the securities or Blue Sky laws of the various states in connection with the offer and sale of the Preferred Stock.

(j)

Since December 31, 2020 and other than as set forth in any SEC Document filed prior to the First Closing, there has not occurred any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)

There are no legal or governmental investigations, claims, actions, suits or proceedings (“Proceedings”) pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject, including without limitation, Proceedings relating to Environmental Laws or any other environmental or regulatory matters (i) other than Proceedings accurately described in all material respects in the Annual Report of the Company for the fiscal year end December 31, 2020 (the “2020 Annual Report”) that would not have a Material Adverse Effect on the power or ability of the Company to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated by this Agreement and the other Transaction Documents or (ii) that are required to be described in the SEC Documents and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the SEC Documents or to be filed as exhibits to the 2020 Annual Report that are not described or filed as required.

(l)

The Company is not, and immediately upon giving effect to the offering and sale of the Preferred Stock and the application of the proceeds thereof will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(m)

The Company and its subsidiaries (i) are each in compliance with any and all applicable international, foreign, federal, state and local laws, regulations, requirements, conventions and treaties (including those promulgated by the International Maritime Organization and the United States Coast Guard) relating to the protection of human health and safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants, chemicals or contaminants, including petroleum, petroleum products, other hydrocarbons, asbestos or asbestos containing material (“Environmental Laws”), (ii) have each received all permits, licenses, certificates or other approvals required of them under Environmental Laws to conduct their respective businesses (including, without limitation, the ownership and operation of their respective vessels) and (iii) are each in compliance with all terms and conditions of any such permit, license, certificate or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses, certificates or other approvals or failure to comply with the terms and conditions of such permits, licenses, certificates or approvals would not, singly or in the aggregate, have a Material Adverse Effect.

(n)

There are no costs or liabilities (and there are no events or circumstances that would reasonably be expected to result in such costs or liabilities) associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up or remediation of releases, closure of properties, retirement, retrofitting, dry-docking or upgrades of vessels or compliance with Environmental Laws or any permit, license, certificate or approval, any related constraints on operating activities and any potential liabilities to third parties whether statutory, contractually or otherwise) which would, singly or in the aggregate, have a Material Adverse Effect.

(o)

Except for the Registration Rights Agreement, there are no contracts, agreements or understandings between the Company and any Person granting such Person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company.

(p)

Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer, employee, agent, Affiliate or representative of the Company or of any of its subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and, to the Company’s knowledge, Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(q)

The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(r)

(i) Neither the Company nor any of its subsidiaries, nor to the Company’s knowledge, any director, officer, employee, agent, Affiliate or representative of the Company or any of its subsidiaries, is a Person that is, or is owned or controlled by a Person that is:

(A)

the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. State Department, any U.S. presidential executive order, the United Nations Security Council (“UNSC”), the European Union (“EU”), the United Kingdom’s Office of Financial Sanctions Implementation Her Majesty’s Treasury (“OFSI”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(B)

located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Syria and Venezuela), nor

(C)

otherwise a target of Sanctions (being a person with whom a U.S. person or other national under the jurisdiction of a sanctions authority would be prohibited or restricted by law from engaging in trade, business or other activities or against whom Sanctions are otherwise directed).

(ii) Since the date which is five years prior to the date of this Agreement, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(s)

Subsequent to the respective dates as of which information is given in the 2020 Annual Report (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries; and (iv) neither the Company nor any of its subsidiaries has sustained any loss or interference with its respective business from the actual or constructive loss of or to any vessel, the requisition for title of any vessel, fire, explosion, flood or other calamity, whether or not covered by insurance, or any labor dispute or court or governmental action, order or decree that resulted in a Material Adverse Effect, except in each case as described in the SEC Documents.

(t)

The Company and its subsidiaries have good title in fee simple to all real property and good title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the SEC Documents or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases, except as enforceability may be limited by the Enforceability Exceptions, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries, in each case except as described in the SEC Documents.

(u)

The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(v)

No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the SEC Documents, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, shipyards, manufacturers, contractors or customers that could reasonably be expected to have a Material Adverse Effect.

(w)

The Company and each of its subsidiaries are insured by insurers (which term shall include P&I clubs) of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged, including, but not limited to, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism, war risks, earthquakes, total loss from collision, fire, grounding, engine breakdown, and pollution liability; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; neither the Company nor any of its subsidiaries is currently required to make any payment, or is aware of any facts which would require the Company or any of its subsidiaries to make any payment, in respect of a call by, or a contribution to, any insurance club; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in the SEC Documents.

(x)

The Company and its subsidiaries possess all material licenses, certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except as described in the SEC Documents.

(y)

The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language, if any, included in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto. Except as described in the SEC Documents, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(z)

(i) An aggregate of 40,000 shares of Preferred Stock have been authorized pursuant to the Statement of Designation and no other shares of Preferred Stock have been authorized for issuance and (ii) other than the sale and issuance of the Shares to the Purchaser at the First Closing and the Second Closing (if applicable), the Company has no other agreement to sell and has not offered or sold any shares of Preferred Stock to any other Person.

(aa)

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such Tax Returns (taking into account all amendments thereto) are true, complete and correct, (b) all Taxes (whether or not shown on any Tax Return) for which the Company and each of its subsidiaries are liable have been timely paid except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, and (c) no examination or audit of any Tax Return of the Company or any of its subsidiaries by any Governmental Body is currently in progress or threatened in writing other than any examination or audit presenting issues for which adequate reserves have been established.

(bb)

Except as provided in the credit, loan and finance lease agreements described in the 2020 Annual Report, and by the Business Corporations Act of the Republic of the Marshall Islands, no subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or other equity interests, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company. All dividends and other distributions declared and payable on the shares of capital stock of the Company, including all dividends and other distributions to be declared and payable in respect of the Preferred Stock, may under the current laws and regulations of the Republic of the Marshall Islands be paid in United States dollars and may be freely transferred out of the Republic of the Marshall Islands, and all such dividends and other distributions are not, and will not be, subject to withholding or other Taxes under the current laws and regulations of the Republic of the Marshall Islands and are, and will be, otherwise free and clear of any other Tax, withholding or deduction in, and without the necessity of obtaining any consents, approvals, authorizations, orders, licenses, registrations, clearances and qualifications of or with any court or Governmental Body or agency or any stock exchange authorities in, the Republic of the Marshall Islands.

(cc)

Neither the Company nor any of its subsidiaries nor any of its or their properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the Republic of the Marshall Islands.

(dd)

To the knowledge of the Company, the Company was not a “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Code, and the rules and regulations promulgated thereunder, for its most recently completed taxable year and, based on the Company’s current and anticipated operations and future projections, the Company does not expect to be classified as a PFIC for any subsequent taxable year.

(ee)

All of the Company’s vessels are owned or leased (pursuant to finance leases) directly by subsidiaries of the Company (other than one chartered-in vessel); each of the vessels owned by one of the Company’s subsidiaries has been duly registered in the name of the relevant entity that owns it under the laws and regulations and the flag of the nation of its registration, and no other action is necessary to establish and perfect such entity’s title to and interest in such vessel as against any charterer or third party and all of the vessels are owned directly by such subsidiary of the Company free and clear of all liens, claims, security interests or other encumbrances, except as set forth in the SEC Documents; and all leases or charters pursuant to which the Company or any subsidiary thereof leases or charters a vessel are in full force and effect.

(ff)	The Company is a “foreign private issuer” as defined in Rule 405 of the Securities Act.

(gg)

Each of (1) the Ardmore Exporter Time Charter Agreement, the Ardmore Endurance Time Charter Agreement, the Ardmore Explorer Time Charter Agreement, (2) the Technical Management Agreements relating to, as applicable, Ardmore Seavaliant, Ardmore Seaventure, Ardmore Seavantage, Ardmore Seavanguard, Ardmore Sealion, Ardmore Seafox, Ardmore Seawolf, Ardmore Seahawk, Ardmore Endeavour, Ardmore Enterprise, Ardmore Endurance, Ardmore Explorer, Ardmore Encounter, Ardmore Exporter, Ardmore Engineer, Ardmore Sealeader, Ardmore Sealifter, Ardmore Sealancer, Ardmore Seafarer, Ardmore Dauntless, Ardmore Defender, Ardmore Cherokee, Ardmore Cheyenne, Ardmore Chinook and Ardmore Chippewa, (3) the Joint Bank Facility and Revolving Facility Agreements and related documents with Nordea Bank Finland Plc and Skandinaviska Enskilda Banken AB dated December 11, 2019, (4) the Joint Bank Facility Agreement and related documents with ABN AMRO Bank N.V. and Crédit Agricole Corporate and Investment Bank, dated December 11, 2019, (5) the Revolving Facility Agreement and related documents with ABN AMRO Bank N.V. dated July 17, 2020, (6) the Facility Agreement and related documents with IYO Bank dated December 17, 2020, (7) the Facility Agreements and related documents with JPV No.7 and No.8 Co Ltd dated May 30, 2017, (8) the Facility Agreement and related documents with Neil Co. Ltd dated January 30, 2018, (9) the Facility Agreements and related documents with CMB Financial Leasing Co. Ltd dated June 26, 2018 (10) the Facility Agreements and related documents with CMB Financial Leasing Co. Ltd dated October 25, 2018, (11) the Facility Agreements and related documents with Ocean Yield ASA dated October 25, 2018, (12) the Facility Agreement and related documents with Rich Ocean Shipping dated November 30, 2018, and (13) the Facility Agreements and related documents with China Huarong Financial Leasing Co. Ltd dated November 30, 2018, (each of the documents listed in (1) through (13), an “Operative Document,” and collectively, the “Operative Documents”) has been duly authorized, executed and delivered by the Company or its applicable subsidiaries and, to the knowledge of the Company, by the other parties thereto, and is a valid and binding agreement of the Company or its applicable subsidiaries and, to the knowledge of the Company, each other party thereto enforceable against each party thereto in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions; and neither the Company nor any subsidiary thereof has sent or received any communication regarding termination of any Operative Document and no such termination has been threatened by the Company or any subsidiary thereof or, to the Company’s knowledge, by any third party.

(hh)

Neither the Company nor any of its subsidiaries has issued any securities that have been accorded a rating by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

(ii)

No stamp, documentary, issuance, registration, transfer, withholding or other Taxes or duties are payable by or on behalf of the Company or any of its subsidiaries in the Republic of the Marshall Islands or any jurisdiction in which the Company is organized or Tax resident or to any taxing authority thereof or therein in connection with (i) the execution, delivery or consummation of this Agreement and (ii) the sale and delivery of the Preferred Stock to the Purchaser.

(jj)

Assuming the accuracy of the representations and warranties set forth in Section 4.1(c), the sale of the Preferred Stock pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor, to the knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Preferred Stock, and neither the Company nor, to the knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or step that would cause the offering or issuance of Preferred Stock under this Agreement to be integrated with other offerings by the Company.

(kk)

Neither the Company nor any of its subsidiaries (i) is or will be obligated for any finder’s or broker’s fee or commission arising as a result of the closing of the transactions contemplated by this Agreement or (ii) has engaged any Person in connection with the transactions contemplated by this Agreement (x) whose activities on behalf of the Company or its subsidiaries would require such Person to be registered as a broker-dealer under the Exchange Act if such Person is not a registered broker-dealer or is not duly associated with a registered broker-dealer and (y) unless, to the Company’s knowledge, such engagement was not inconsistent with the requirements of the Exchange Act.

(ll)

(i) The Company is the sole and direct shareholder of Ardmore Energy Transition Ventures; (ii) Ardmore Energy Transition Ventures and the Purchaser are the only members of Ardmore Element 1 Ventures; and (iii) Ardmore Energy Transition Ventures is the sole manager of Ardmore Element 1 Ventures.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1 Representations and Warranties of the Purchaser. As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants, as of the date hereof and as of each Closing Date, as follows:

(a)

This Agreement and each other Transaction Document to which the Purchaser is a party has been duly authorized, executed and delivered by or on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b)

The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under this Agreement and the other Transaction Documents to which it is a party, will not contravene any provision of applicable law, or the certificate of formation or limited liability company agreement (or equivalent) of the Purchaser, or any material agreement or other instrument binding upon the Purchaser or any material judgment, order or decree of any Governmental Body, agency or court having jurisdiction over the Purchaser, and no consent, approval, authorization or order of, or qualification with, any Governmental Body or agency is required for the performance by the Purchaser of its obligations under this Agreement or the other Transaction Documents to which it is a party, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Preferred Stock.

(c)

The Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state or other applicable securities laws and, except as otherwise set forth in the Registration Rights Agreement, the Company has no obligation or present intention of registering the Shares. The Purchaser represents and warrants, as of the date hereof and as of each Closing Date, that (a) it is acquiring the Shares pursuant to an exemption from registration under the Securities Act

(which exemption depends, in part, upon the investment intent of the Purchaser and upon the representations made by the Purchaser in this Agreement) solely for investment with no intention to offer, sell or otherwise distribute any of the foregoing to any Person, (b) it will not sell, transfer, or otherwise dispose of the Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (c) it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, (d) it is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and it is a resident of the State of Louisiana for purposes of state securities or Blue Sky laws, and (e) it (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares, including the information set forth on Schedule 1 hereto, (2) has had an opportunity to discuss with the Company and its representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Shares indefinitely and (ii) a total loss in respect of such investment. The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Shares, and to protect its own interest in connection with such investment.

(d)

The Purchaser (i) neither is nor will be obligated for any finder’s or broker’s fee or commission arising as a result of the closing of the transactions contemplated by this Agreement and (ii) has not engaged any Person in connection with the transactions contemplated by this Agreement whose activities on behalf of the Purchaser would require such Person to be registered as a broker-dealer under the Exchange Act.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Transfer Restrictions.

(a)

At any time the Purchaser (and any Affiliate thereof) may transfer any of the Initial Shares or Additional Shares (i) to any Affiliate of the Purchaser or (ii) to any other Person with the prior written consent of the Company. Following the third anniversary of the First Closing Date, the Purchaser (and any Affiliate thereof) may transfer any of the Initial Shares or Additional Shares to any Person engaged in the business of investment or financing with the prior written consent of the Company (unless the transferee is an Affiliate of the Purchaser in which case the consent of the

Company shall not be required), which consent shall not be unreasonably withheld or delayed; provided that, in no event shall the Shares be transferred to any competitor of the Company. This Section 5.1(a) shall terminate and have no force or effect immediately prior to the effectiveness of a registration statement filed by the Company pursuant to the Registration Rights Agreement.

(b)

The Purchaser covenants that, in connection with any transfer of any Shares, such Shares will be transferred only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with applicable state securities laws. In connection with any transfer of Shares other than (i) pursuant to an effective registration statement, (ii) to the Company, or (iii) pursuant to Rule 144 (provided, that, the holder provides the Company with reasonable assurances (in the form of a seller representation letter reasonably satisfactory to the Company) that the Shares may be sold pursuant to such rule) or Rule 144A (as promulgated under the Securities Act), the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably satisfactory to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act.

(c)

Certificates evidencing the Shares or the Purchaser’s book entry account shall not be required to contain the legend set forth in Section 5.2 or any other legend (i) with respect to Shares, following any sale of such Shares pursuant to an effective registration statement under the Securities Act, (ii) at the time of any sale pursuant to Rule 144 (provided, that, the holder provides the Company with reasonable assurances (in the form of a seller representation letter reasonably satisfactory to the Company) to the effect that the Shares can be sold under Rule 144) or (iii) if the holder provides the Company with a legal opinion (and the documents upon which the legal opinion is based) reasonably acceptable to the Company and the transfer agent and from counsel reasonably acceptable to the Company to the effect that the legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the staff of the SEC).

5.2 Legend. Each certificate (or any book entry account) representing or evidencing any Shares shall be stamped or otherwise imprinted or noted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.”

“THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THE PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF JUNE 3, 2021 AND IN THE STATEMENT OF DESIGNATION, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.”

5.3 Statement of Designation. Prior to the First Closing, the Company shall file with the Registrar the Statement of Designation.

5.4 Confidentiality. The Purchaser agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates or to its and such Affiliates’ respective investors, potential investors, lenders, potential lenders, partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors or representatives in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or such Person’s Affiliates or the investors, potential investors, lenders, potential lenders, partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors or representatives of such Person or of such Person’s Affiliates (including any self-regulatory authority), (c) to the extent required, on the advice of legal counsel, by applicable laws or regulations or by any subpoena or similar legal process, provided that written notice is first provided to the Company to the extent permitted by law, (d) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (f) upon the prior written consent of the Company, to any prospective assignee of any of the Purchaser’s rights and obligations under this Agreement which agrees to be bound by the confidentiality provisions set forth in this Section 5.4, (g) with the prior written consent of the Company, (h) to the members of its investment committee and its limited partners in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 5.4, (y) becomes available to the Purchaser or any of its respective Affiliates on a nonconfidential basis from a source other than the Company that the Purchaser does not have reason to believe to be bound by confidentiality obligations to the Company with respect to such Information or (z) is independently developed by the

Purchaser, any of its Affiliates or any of their respective representatives without reference to, incorporation of, reliance on or other use of any Information. This Section 5.4 shall terminate and have no force or effect after the later of (i) the fifth anniversary of the date of this Agreement and (ii) after the Purchaser shall no longer hold any of the Shares purchased hereunder.

5.5 Tax Matters.

(a)

The Purchaser and the Company intend that the Preferred Stock shall be treated as equity for U.S. federal income Tax purposes and shall not file any Tax Return inconsistent with such treatment unless otherwise required by a change in law or by a Governmental Body following an audit or examination.

(b)

The Purchaser and the Company agree that the Company shall not treat as a dividend for U.S. federal income Tax purposes any amount in respect of the Preferred Stock owned by the Purchaser on account of the accrual of dividends, unless and until such dividends are declared and paid in cash, and shall not file any Tax Return inconsistent with such treatment, in each case, unless otherwise required by a change in law or by a Governmental Body following an audit or examination.

(c)

The Company shall use commercially reasonable best efforts to determine whether it is a PFIC for each taxable year during which the Purchaser holds any Shares. If the Company determines it is a PFIC for any such taxable year, the Company shall (i) promptly notify the Purchaser and (ii) timely provide such statements and other information that will enable the Purchaser to timely file and maintain a “qualified electing fund” election pursuant to Section 1295 of the Code (a “QEF Election”) with respect to the Company. Such statements and other information shall include (1) an annual information statement setting forth the Purchaser’s share of the ordinary earnings and net capital gain (within the meaning of Section 1293 of the Code and the Treasury regulations thereunder) of the Company for such taxable year and (2) any other information required by Section 1295 of the Code or other applicable Tax law to enable the Purchaser to timely file and maintain a QEF Election with respect to the Company.

(d)

The Purchaser shall deliver to the Company on or prior to the First Closing (and from time to time thereafter upon the reasonable request of the Company), a duly completed and executed original Internal Revenue Service Form W-9 certifying that the Purchaser is exempt from U.S. federal backup withholding Tax. The Purchaser agrees that if any Internal Revenue Service Form W-9 it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify the Company in writing of its legal inability to do so.

5.6 Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D. The Company, on or before the First Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Purchaser pursuant to this Agreement under applicable securities or Blue Sky laws of the states of the United States (or to obtain an exemption from such qualification).

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND THE COMPANY

6.1 Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to purchase the Initial Shares at the First Closing, and the obligation of the Purchaser to purchase the Additional Shares at the Second Closing (if applicable), in each case is subject to the satisfaction, unless waived in writing by the Purchaser, at or before the First Closing or Second Closing (if applicable), as the case may be, of each of the following conditions:

(a)

Representations and Warranties. (i) The representations and warranties of the Company contained herein that are qualified by materiality or a Material Adverse Effect shall be true and correct as of the applicable Closing Date as though made on and as of the applicable Closing Date (except for those representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and (ii) all other representations and warranties of the Company contained herein shall be true and correct in all material respects as of the applicable Closing Date as though made on and as of the applicable Closing Date (except for those representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specified date).

(b)

Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants and agreements required by the Transaction Documents to be performed, satisfied or complied with or by it at or prior to the applicable Closing.

(c)

Approvals. The Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the issuance and sale of the Shares, all of which shall be in full force and effect (other than the filing with the SEC of a Form D and any other filings as may be required by state securities agencies).

(d)

Absence of Legal Prohibition or Litigation. To the Company’s knowledge, no federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation shall have been enacted or promulgated that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents or makes the transactions contemplated hereby or thereby illegal. Other than as disclosed in the SEC Documents, there shall not exist (i) any action, suit or proceeding pending in any court or before an arbitrator or Governmental Body that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (ii) to the knowledge of the Company or any of its subsidiaries, any governmental investigation pending or threatened or any action, suit or proceeding threatened in any court or before an arbitrator or Governmental Body, in each case, that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (iii) any action, suit or proceeding pending or, to the knowledge of the Company or any of its subsidiaries, threatened in any court or before an arbitrator or Governmental Body with respect to the transactions contemplated by this Agreement or any of the other Transaction Documents.

(e)

Statement of Designation. The Statement of Designation, substantially in the form attached hereto as Exhibit I, shall have been executed in accordance with the relevant provisions of the Marshall Islands Business Corporations Act, as amended, and duly filed with the Registrar, and the Purchaser shall have received evidence thereof in form and substance reasonably satisfactory to the Purchaser.

(f)

Transaction Documents. Receipt by the Purchaser of executed counterparts of the Transaction Documents (other than the Statement of Designation), substantially in the forms attached hereto as Exhibits A, B, C, D, E, F, G, and H, as well as the Transaction Document Trigger Event Agreement, each properly executed by a Responsible Officer of the Company and each other party to such documents (other than the Purchaser).

(g)

Element 1 Shares. All conditions to the closing of the issuance of the Element 1 Shares set forth in the Element 1 Stock Purchase Agreement shall have been satisfied without waiver by Ardmore Element 1 Ventures, and the issuance and sale of the Element 1 Shares to Ardmore Element 1 Ventures shall have been consummated.

(h)

Element 1 Warrant. (i) The Element 1 Stock Warrant Agreement shall have been duly executed and delivered by all parties thereto and (ii) Element 1 shall have issued the Element 1 Warrant to Ardmore Element 1 Ventures pursuant to the Element 1 Stock Warrant Agreement.

(i)

Element 1 Anti-Dilution Warrant. (i) The Element 1 Anti-Dilution Stock Warrant Agreement shall have been duly executed and delivered by all parties thereto and (ii) Element 1 shall have issued the Element 1 Anti-Dilution Warrant to Ardmore Element 1 Ventures pursuant to the Element 1 Anti-Dilution Stock Warrant Agreement.

(j)

Element 1 Joint Venture Documents. (i) All closing conditions set forth in the Element 1 Joint Venture Documents shall have been satisfied without waiver by the Company (or any Affiliate thereof) and (ii) the Element 1 Joint Venture Documents shall have been duly executed and delivered by all parties thereto (other than the Purchaser).

(k)	Material Adverse Effect. Since December 31, 2020, no Material Adverse Effect shall have occurred.

(l)	Payment of Expenses. The Purchaser shall have received the fees and expenses agreed in writing to be paid to the Purchaser by the Company .

(m)

Officer’s Closing Certificate. The Company shall have delivered to the Purchaser a certificate executed by a Responsible Officer of the Company certifying the fulfillment of the conditions specified in Sections 6.1(a) through 6.1(d), Sections 6.1(g) through 6.1(k) and Section 6.1(q).

(n)

Officer’s Certificate. The Company shall have delivered to the Purchaser a certificate executed by a Responsible Officer of the Company, dated as of the applicable Closing Date, as to (i) the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated hereby and by the other Transaction Documents to which it is a party, (ii) the Articles of Incorporation of the Company, as in effect on the applicable Closing Date, (iii) the bylaws of the Company as in effect on the applicable Closing Date, (iv) the good standing of the Company not more than five (5) days prior to the applicable Closing Date, and (v) the authority and incumbency of the officers of the Company executing the Transaction Documents to which it is a party.

(o)

Legal Opinions. The Purchaser shall have received an opinion from Seward & Kissel LLP substantially in the form of Exhibit J hereto and an opinion from Perkins Coie LLP substantially in the form of Exhibit K hereto.

(p)

Perfection and Priority of Liens. Receipt by the Purchaser of the Element 1 Anti-Dilution Warrant (as evidenced by the Element 1 Anti-Dilution Stock Warrant Agreement) and all stock certificates evidencing the Element 1 Shares pledged to the Purchaser pursuant to the Pledge

Agreement, together with duly executed in blank and undated stock powers and instruments of transfer attached thereto together with allonges or assignments as may be necessary or appropriate to perfect the Purchaser’s security interest in the Collateral (as defined in the Pledge Agreement) granted pursuant to the Pledge Agreement.

(q)

Representations and Warranties – Transaction Documents. The representations and warranties of the Company or any Affiliate thereof made by the Company of any Affiliate thereof in the Transaction Documents to which the Company or any Affiliate thereof is a party (and to which the Purchaser is not a party) are true and correct.

6.2 Conditions to the Obligations of the Company. The obligation of the Company to issue and sell the Initial Shares at the First Closing, and the obligation of the Company to issue and sell the Additional Shares at the Second Closing (if applicable), in each case is subject to the satisfaction, unless waived in writing by the Company, at or before the First Closing or Second Closing (if applicable), as the case may be, of each of the following conditions:

(a)

Representations and Warranties. (i) The representations and warranties of the Purchaser contained herein that are qualified by materiality shall be true and correct as of the applicable Closing Date as though made on and as of the applicable Closing Date (except for those representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and (ii) all other representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the applicable Closing Date as though made on and as of the applicable Closing Date (except for those representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specified date).

(b)

Purchase Price Paid. The Purchaser shall have paid to the Company the Purchase Price with respect to the Initial Shares or Additional Shares, as the case may be, to be purchased at the respective Closing.

(c)

Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants and agreements required by the Transaction Documents (to which the Purchaser is a party) to be performed, satisfied or complied with or by the Purchaser at or prior to the applicable Closing.

(d)

Absence of Legal Prohibition or Litigation. To the Purchaser’s knowledge, no federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation shall have been enacted or promulgated that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents or makes the transactions contemplated hereby or thereby illegal. There shall not exist any action, suit or proceeding pending or, to the knowledge of the Purchaser or any of its Affiliates, threatened in any court or before an arbitrator or Governmental Body with respect to the transactions contemplated by this Agreement or any of the other Transaction Documents.

(e)

Transaction Documents. Receipt by the Company of executed counterparts of the Transaction Documents (other than the Statement of Designation), substantially in the forms attached hereto as Exhibits A, B, C, D, E, F, G, and H, as well as the Transaction Document Trigger Event Agreement, each properly executed by the Purchaser (only with respect to the Transaction Documents to which the Purchaser is a party) and each other party to such documents (other than the Company and its Affiliates).

(f)	Element 1 Shares. The issuance and sale of the Element 1 Shares to Ardmore Element 1 Ventures shall have been consummated.

(g)

Element 1 Warrant. (i) The Element 1 Stock Warrant Agreement shall have been duly executed and delivered by all parties thereto (other than the Company and its Affiliates) and (ii) Element 1 shall have issued the Element 1 Warrant to Ardmore Element 1 Ventures pursuant to the Element 1 Stock Warrant Agreement.

(h)

Element 1 Anti-Dilution Warrant. (i) The Element 1 Anti-Dilution Stock Warrant Agreement shall have been duly executed and delivered by all parties thereto (other than the Company and its Affiliates) and (ii) Element 1 shall have issued the Element 1 Anti-Dilution Warrant to Ardmore Element 1 Ventures pursuant to the Element 1 Anti-Dilution Stock Warrant Agreement.

(i)

Element 1 Joint Venture Documents. (i) All closing conditions set forth in the Element 1 Joint Venture Documents (to which the Purchaser is a party) shall have been satisfied without waiver by the Purchaser and (ii) the Element 1 Joint Venture Documents shall have been duly executed and delivered by all parties thereto (other than the Company and its Affiliates).

(j)

Closing Certificate. The Purchaser shall have delivered to the Company a certificate certifying the fulfillment of the conditions specified in Section 6.2(a), Section 6.2(c), Section 6.2(d) and Section 6.2(i)(i).

(k)

Withholding Certificate. The Purchaser shall have delivered to the Company a duly completed and executed original Internal Revenue Service Form W-9, dated as of the First Closing Date, certifying that the Purchaser is exempt from U.S. federal backup withholding Tax.

(l)	Payment of Expenses. The Company shall have received the fees and expenses agreed in writing to be paid to the Company by the Purchaser and/or American Rivers Fund, LLC.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a)

The Company will, and hereby does, indemnify, hold harmless and defend the Purchaser and each of its directors, officers, shareholders, members, managers, partners, employees, agents, and representatives and each Person, if any, who controls the Purchaser within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs (including, without limitation, court costs, reasonable attorneys’ fees and reasonable costs of defense and investigation), amounts paid in settlement or expenses, joint or several (collectively, “Claims”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based in whole or in part upon any breach in the representations, warranties and covenants of the Company contained in this Agreement, or any failure of the Company to perform its obligations hereunder. Subject to Section 7.1(b), the Company shall reimburse the Indemnified Persons for any reasonable and documented legal fees of one counsel or other reasonable and documented out-of-pocket expenses incurred by them in connection with investigating or defending any such Claim. The indemnification agreement contained in this Section 7.1(a) shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of any of the Shares by the Purchaser.

(b)

Promptly after receipt by an Indemnified Person under this Section 7.1 of notice of the commencement of any action or proceeding (including, without limitation, any governmental action or proceeding) involving a Claim, such Indemnified Person shall, if a Claim in respect thereof is to be made against the Company under this Section 7.1, deliver to the Company a written notice of the commencement thereof (which notice shall state the nature and the basis of such Claim to the extent then known), and the Company shall have the right to participate in, and, to assume control of the defense thereof with counsel satisfactory to the Indemnified Person; provided, however, that, an Indemnified Person shall have the right to retain, at its own expense, its own counsel; provided, further, that, notwithstanding the foregoing proviso, the reasonable fees and expenses of such counsel shall be paid by the Company if: (i) the Company has agreed in writing to pay such fees and expenses; (ii) the Company shall have failed promptly to assume the defense of such Claim and to employ counsel reasonably satisfactory to such Indemnified Person in any such Claim; or (iii) the named parties to any such Claim (including, without limitation, any impleaded parties) include both such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Person and the Company (in which case, if such Indemnified Person notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, then the Company shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Company), provided, further, that, in the case of clause (iii) above the Company shall not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for all Indemnified Persons. The Indemnified Person shall reasonably cooperate with the Company in connection with any negotiation or defense of any such action or Claim by the Company and shall furnish to the Company all information reasonably available to the Indemnified Person which relates to such action or Claim. The Company shall keep the Indemnified Person reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Company shall not be liable for any settlement of any action, Claim or proceeding effected without its prior written consent; provided, however, that, the Company shall not unreasonably withhold, delay or condition its consent. The Company shall not, without the prior written consent of the Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such Claim or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnified Person. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnified Person under this Section 7.1, except to the extent that the Company is materially and adversely prejudiced in its ability to defend such action.

(c)

The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Person against the Company or others, and (ii) any liabilities to which the Company may be subject, in each case pursuant to applicable law.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated (i) by the consent of the Parties evidenced in writing, (ii) by the Purchaser or the Company if the First Closing does not occur on or before June 30, 2021 (or such later date as agreed to in writing by the Company and the Purchaser), (iii) by the Purchaser, by giving written notice to the Company at any time prior to the First Closing in the event the Company or any Affiliate thereof breaches any representation, warranty, agreement or covenant contained in this Agreement or any other Transaction Document in any material respect, the Purchaser notifies the Company of such breach, and such breach continues without cure for a period of 20 days after the notice of breach, and (iv) by the Company, by giving written notice to the Purchaser at any time prior to the First Closing in the event the Purchaser breaches any representation, warranty, agreement or covenant contained in this Agreement or any other Transaction Document (to which the Purchaser is a party) in any material respect, the Company notifies the Purchaser of such breach, and such breach continues without cure for a period of 20 days after the notice of breach, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1 shall not have breached in any material respects its representations, warranties or covenants set forth in this Agreement.

8.2 Effect of Termination. If this Agreement is terminated by either the Company or the Purchaser pursuant to the provisions of Section 8.1, this Agreement with respect to the Company and the Purchaser shall forthwith become void and there shall be no further obligations on the part of the Company or the Purchaser or their respective stockholders, directors, officers, members, managers, employees, agents or representatives, except for the provisions of Section 5.4, Article VII, and Article IX, which shall survive any termination of this Agreement; provided, however, that nothing in this Section 8.2 shall relieve any party from liability for any breach of any representation, warranty, covenant, or agreement under this Agreement prior to such termination or for any willful breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Survival of Obligations. All representations, warranties, covenants, agreements, obligations and indemnities contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or the Purchaser. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of eighteen (18) months following the First Closing Date; provided that the representations and warranties set forth in Sections 3.1(c) through 3.1(f), 3.1(i) (with respect to subclauses (i) and (iii) only), 3.1(aa), 3.1(dd), 3.1(kk), 4.1(a), 4.1(b) and 4.1(d) shall survive the consummation of the transactions contemplated by this Agreement for the applicable statute of limitations.

9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) when delivered by electronic mail (so long as notification of a failure to deliver such electronic mail is not received by the sending party), (iii) if transmitted by facsimile when confirmation of transmission is received by the sending party, (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after mailing or (v) if sent by reputable overnight courier when received; and shall be addressed to the Purchaser or the Company (as applicable) as follows:

Company:

Ardmore Shipping Corporation

c/o Ardmore Shipping Services (Ireland) Limited

Unit 1102, One Albert Quay

Albert Quay, Cork, T12 X8N6

Ireland

Attention: Paul Tivnan, Chief Financial Officer

Facsimile: 011 353 21 2409501

Email: ptivnan@ardmoreshipping.com

with a copy to:

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

USA

Attention: David Matheson

Facsimile: +1 503 346 2008

Email: DMatheson@perkinscoie.com

Purchaser:

ARF Innovation, LLC

c/o Maritime Partners, LLC

3838 N. Causeway Blvd, Suite 3335

Metairie, LA 70002

USA

Attention: E. Bickford Brooks

Email: bbrooks@maritimepartnersllc.com

with a copy to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

USA

Attention: C. Gregory Chase

Facsimile: +1 212 521 5450

Email: gchase@reedsmith.com

Any Party may, from time to time, change its address, facsimile number, e-mail address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

9.3 Execution in Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties. Delivery of .pdf or other electronic copies of this Agreement executed by a Party shall be deemed delivery of an original executed copy of this Agreement by such Party.

9.4 Amendments. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each Party.

9.5 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to either Party, it is in writing signed by an authorized representative of such Party. The failure or delay of a Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of a Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.6 Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

9.7 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights and obligations of either Party hereunder may be assigned, delegated or otherwise transferred by such Party without the prior written consent of the other Party; provided, that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any of its Affiliates or to any transferee of the Shares transferred in accordance with the Statement of Designation; provided, further, that no such assignment, delegation or other transfer shall relieve the assignor of any of its obligations or liabilities hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

9.8 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third Person, other than the Parties and their respective successors and assigns permitted by Section 9.7, any right, remedy or claim under or by reason of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to its conflict of laws principles.

9.10 Expenses. The Company shall pay any and all delivery expenses and stamp, transfer, issue, documentary and similar Taxes, assessments and charges levied under the laws of any applicable jurisdiction in connection with the issuance of the Shares to the Purchaser and will hold the Purchaser or other holders thereof harmless, without limitation as to time, against any and all liabilities with respect to all such delivery expenses, Taxes, assessments and charges. Except as otherwise agreed in writing by the Company (on the one hand) and the Purchaser and/or American Rivers Fund, LLC (on the other hand), the Company shall pay to the Purchaser all reasonable and out-of-pocket costs, fees and expenses (including the reasonable fees and expenses of the Purchaser’s legal counsel and other professional advisors) incurred by the Purchaser in connection with this Agreement.

9.11 Submission to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the Parties agrees that a non-appealable, final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Purchaser may otherwise have to bring any action or proceeding relating to this Agreement against the Company and its subsidiaries or their respective properties in the courts of any jurisdiction or any right that the Company may otherwise have to bring any action or proceeding relating to this Agreement against the Purchaser or its properties in the courts of any jurisdiction. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in such a court referred to in the first sentence of this Section 9.11 and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

9.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.13 Public Announcements. The Company and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated herein, and the Company shall not issue any such press release or make any such public statement that uses the name of the Purchaser or any Affiliate thereof without the prior written consent of the Purchaser and Affiliate whose name is proposed to be used; provided, that the Purchaser shall not make any public announcements or otherwise communicate with the news media with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company. Notwithstanding the foregoing, either Party may make or cause to be made any press release or similar public announcement or communication as may be required to comply with (a) the requirements of applicable law, including the Exchange Act or rules or regulations of the New York Stock Exchange or (b) its disclosure obligations or practices with respect to its investors; provided that prior to making any such disclosure under this clause (b), such Party shall provide a copy of such proposed disclosure to the Company or Purchaser (as applicable) and shall only publicly make such disclosure with the consent of the Company or Purchaser (as applicable), which consent shall not be unreasonably withheld or delayed, if the Company or Purchaser (as applicable) has not previously made a public announcement of the transactions contemplated hereby.

9.14 Right to Conduct Activities. The Company and the Purchaser acknowledge that the Purchaser is a professional investor, and as such invests in numerous portfolio companies, some of which may be competitive with the Company’s business. The Purchaser shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by the Purchaser or any Affiliate of the Purchaser in any entity competitive to the Company or (ii) actions taken by the Purchaser or any Affiliate of the Purchaser to assist any such competitive company, whether or not such action was taken as a board member of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company, so long as the Purchaser or such Affiliate does not use or permit the use of confidential or proprietary information of the Company or of its Affiliates.

9.15 Entire Agreement. This Agreement, the Exhibits and the Schedules and the documents delivered pursuant hereto and thereto constitute the entire agreement and understanding between the Parties with respect to the subject matter contained herein or therein, and supersede any and all prior agreements, negotiations, discussions, understandings, term sheets or letters of intent between the Parties with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, to be effective on the date first above written.

ARDMORE SHIPPING CORPORATION

By:	/s/ Anthony Gurnee

Name: Anthony Gurnee
Title: Chief Executive Officer

ARF INNOVATION, LLC

By: Maritime Partners, LLC, Its Manager

By:	/s/ E. Bickford Brooks

Name: E. Bickford Brooks
Title: President

[Signature Page to Preferred Stock Purchase Agreement]

SCHEDULE 1

The information set forth in the email communication transmitted by Paul Tivnan, Chief Financial Officer of the Company to the Purchaser on Monday, May 24, 2021 2:10 PM with a subject line “Ardmore/Projects.”

EXHIBIT A

Ardmore Element 1 Ventures Agreement

EXHIBIT B

Element 1 Anti-Dilution Stock Warrant Agreement

EXHIBIT C

Element 1 Joint Venture Documents

EXHIBIT D

Element 1 Stock Purchase Agreement

EXHIBIT E

Element 1 Stock Warrant Agreement

EXHIBIT F

Investor Rights Agreement

EXHIBIT G

Pledge Agreement

EXHIBIT H

Registration Rights Agreement

EXHIBIT I

Statement of Designation

EXHIBIT J

Seward & Kissel LLP Form of Legal Opinion

EXHIBIT K

Perkins Coie LLP Form of Legal Opinion